EXHIBIT 10.2

[On WaferGen Letterhead]

March 26, 2012

Donald D. Huffman

Re:	Separation from Employment

Dear Don:

This letter confirms our discussions regarding your separation from employment with WaferGen Biosystems, Inc. (the “Company”), which will be effective today.  This letter explains the details of your separation and describes the severance benefit that the Company is offering to you.

You will be paid today all outstanding salary amounts and any accrued, but unused, vacation time.  You also will be eligible to continue your medical insurance coverage under COBRA, and will receive information from our plan administrator describing this conversion election.  If you seek reimbursement of any business expenses, you agree to submit your final expense reimbursement statement within the next ten (10) days, along with receipts or other supporting documentation.  The Company will reimburse valid business expenses in accordance with its standard expense reimbursement policies.

Although it is under no legal obligation to do so, the Company will also pay you a severance benefit in the amount of $56,250 (equivalent to three months of your base salary), less all applicable withholdings and less $2,346.99 (which equals the amount of taxes you currently owe the Company relating to the issuance of stock previously granted to you by the Company as additional compensation), plus reimbursement of April 2012 COBRA expense incurred by Don Huffman in the amount of $964.21 in exchange for the general release of claims and other agreements contained in this letter.  This severance benefit will be payable in the form of salary continuation on the Company’s regular payroll schedule, after you have returned to me a signed copy of this letter agreement and all Company property.  Except for the separation terms proposed in this letter, you will not be entitled to any compensation, benefits or other perquisites of employment after today.

In exchange for this severance benefit, you completely release the Company, its affiliated, related, parent or subsidiary entities, and its and their present and former directors, officers, and employees (the “Released Parties”) from any and all claims you may now have or have ever had against any of them, including, but not limited to, any claims arising under Title VII of the Civil Rights Act of 1964, the WARN Act or any state counterpart, the California Fair Employment and Housing Act, the Age Discrimination in Employment Act (“ADEA”), or any other claims for violation of any federal, state, or municipal laws, and any and all claims for attorneys’ fees and costs (the

“Released Claims”).1  The parties intend for this release to be enforced to the fullest extent permitted by law.  You understand that you are not waiving any right or claim that cannot be waived as a matter of law, such as workers’ compensation or unemployment insurance benefits.  You agree not to file or initiate any lawsuit concerning the Released Claims.  You understand that this paragraph does not prevent you from filing a charge with or participating in an investigation by a governmental administrative agency; provided, however, that you hereby waive any right to receive any monetary award resulting from such a charge or investigation.

You acknowledge that the payment and benefits described above exceed the amount to which you otherwise are entitled under the Company’s policies and practices.  You understand and agree that this letter shall be maintained in strict confidence, and that you shall not disclose any of its terms to another person, except to your legal counsel, tax advisors or immediate family, unless required by law.  You further agree not to make or publish, either orally or in writing, any disparaging statement about the Released Parties.

Please return all Company materials in your possession, including keys, as soon as reasonably possible.  Also, remember that even after your employment with the Company ends, you must comply with your continuing obligation to maintain the confidentiality of the Company’s proprietary information, including your obligations under the Proprietary Information and Invention Assignment Agreement (the “Proprietary Information Agreement”) and Arbitration Agreement you signed as a condition of your employment.

This letter contains all of our agreements and understandings and fully supersedes any prior agreements or understandings that we may have had regarding your employment with the Company or its termination, with the exception of the Proprietary Information Agreement and Arbitration Agreement.  This letter agreement is governed by California law and may be amended only in a written document signed by you and the Company’s Chief Executive Officer.  If any term in this agreement is unenforceable, the remainder of the agreement will remain enforceable.

Please note that you have 21 days to consider this agreement (but may sign it at any time before hand if you so desire) and that you can consult an attorney in doing so.  In addition, you can revoke this agreement within 7 days of signing it by sending me a certified letter to that effect.  This agreement shall not become effective or enforceable and no severance payments or benefits will be provided until the 7-day revocation period has expired.

1 You agree that because this release specifically covers known and unknown claims, you waive your rights under Section 1542 of the California Civil Code, or under any comparable law of any other jurisdiction.  Section 1542 states:  “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”

If you have any questions, please feel free to call me.  We wish you the best in your future endeavors.

Very truly yours,

/s/ IVAN TRIFUNOVICH

Ivan Trifunovich
President and Chief Executive Officer

ACCEPTED AND AGREED:

Dated:	/s/ DONALD D. HUFFMAN
Donald D. Huffman

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